VALHI REPORTS SECOND QUARTER 2024 RESULTS

DALLAS, TEXAS . . August 8, 2024. Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $19.9 million, or $.70 per share, in the second quarter of 2024 compared to a net loss of $3.2 million, or $.11 per share, in the second quarter of 2023. For the first six months of 2024, Valhi reported net income attributable to Valhi stockholders of $27.7 million, or $.97 per share, compared to a net loss of $9.0 million, or $.31 per share, in the first six months of 2023. Net income attributable to Valhi stockholders increased in the second quarter of 2024 as compared to the second quarter of 2023 primarily due to higher operating results from the Chemicals Segment. Net income attributable to Valhi stockholders increased in the first six months of 2024 as compared to the same period in 2023 primarily due to higher operating results from the Chemicals Segment partially offset by lower operating income from the Component Products Segment and the Real Estate Management and Development Segment.

The Chemicals Segment’s net sales of $500.5 million in the second quarter of 2024 were $57.3 million, or 13%, higher than in the second quarter of 2023, and net sales of $979.3 million in the first six months of 2024 were $109.8 million, or 13%, higher than in the first six months of 2023. The Chemicals Segment’s net sales increased in the 2024 periods compared to the same periods in 2023 due to the effects of higher sales volumes due to strengthening demand for TiO2 in all major markets, partially offset by lower average TiO2 selling prices. The Chemicals Segment’s TiO2 sales volumes were 29% higher in the second quarter of 2024 as compared to the second quarter of 2023 and 28% higher in the first six months of 2024 as compared to the first six months of 2023. The Chemicals Segment started 2024 with average TiO2 selling prices 13% lower than at the beginning of 2023 and its average TiO2 selling prices remained stable during the first six months of 2024. Average TiO2 selling prices were 8% lower in the second quarter of 2024 as compared to the second quarter of 2023 and 9% lower in the first six months of 2024 as compared to the first six months of 2023. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing the Chemicals Segment’s net sales by approximately $2 million in the second quarter of 2024 as compared to the second quarter in 2023 and approximately $6 million in the first six months of 2024 as compared to the first six months of 2023. The table at the end of this press release shows how each of these items impacted the Chemicals Segment’s net sales.

The Chemicals Segment’s operating income in the second quarter of 2024 was $40.5 million as compared to an operating loss of $2.6 million in the second quarter of 2023. For the first six months of 2024, the Chemicals Segment’s operating income was $63.3 million as compared to an operating loss of $17.7 million in the first six months of 2023. The Chemicals Segment’s operating income increased in the 2024 periods compared to the same periods in 2023 primarily due to the net effects of higher sales and production volumes, lower production costs (primarily energy and raw material costs) and lower average TiO2 selling prices. TiO2 production volumes were 54% higher in the second quarter of 2024 compared to the second quarter of 2023 and 33% higher in the first six months of 2024 compared to the same period of 2023. Due to improved overall demand and a more favorable production cost environment, the Chemicals Segment increased its production rates to 93% of practical capacity utilization in the first six months of 2024 (87% and 99% in the first and second quarters of 2024, respectively) compared to 70% in the first six months of 2023 (76% and 64% in the first and second quarters of 2023, respectively). As a result, the Chemicals Segment’s unabsorbed fixed production costs in the first six months of 2024 were $12 million (incurred in the first quarter) compared to $54 million in the first six months of 2023 related to curtailments in 2023 and continuing into the first quarter of 2024. The Chemicals Segment’s operating income in both the second quarter and first six months of 2024 includes a charge of approximately $2 million related to workforce reductions and approximately $10 million in non-cash charges primarily related to accelerated depreciation in connection with the closure of its sulfate process line in Canada. Fluctuations in currency exchange rates decreased the Chemical’s Segment’s operating income by approximately $3 million in both the second quarters of 2024 and 2023 comparisons, and the first six months of 2024 and 2023 comparisons.

The Chemicals Segment’s operating loss in the first six months of 2023 includes an insurance settlement gain related to a 2020 business interruption insurance claim of $2.2 million ($1.1 million, or $.04 per share, net of tax and noncontrolling interest).

The Component Products Segment’s net sales were $35.9 million in the second quarter of 2024 compared to $36.6 million in the second quarter of 2023 and $73.9 million in the first six months of 2024 compared to $77.8 million in the same period of 2023. The Component Products Segment’s second quarter and year-to-date 2024 net sales decreased over the comparable 2023 periods due to lower marine components sales primarily to the towboat market, partially offset by higher security products sales primarily to the government security market. Operating income attributable to the Component Products Segment was $5.1 million in the second quarter of 2024 compared to $4.4 million in the second quarter of 2023 and $8.8 million in the first six months of 2024 compared to $11.4 million for the same prior year period. The Component Products Segment’s operating income increased in the second quarter of 2024 compared to the same period in 2023 due to the effects of higher security products sales and gross margin which more than offset lower marine components sales and gross margin. The Component Products Segment’s operating income decreased for the first six months of 2024 compared to the same period in 2023 due to lower marine components sales and gross margin partially offset by higher security products sales and higher security products gross margin in the second quarter of 2024 compared to the second quarter of 2023.

The Real Estate Management and Development Segment had sales of $23.3 million in the second quarter of 2024 compared to $27.3 million in the second quarter of 2023. For the first six months of 2024 the Real Estate Management and Development Segment had sales of $37.1 million compared to sales of $52.5 million in the same period of 2023. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. Substantially all of the land sales revenues recognized in 2024 are related to land sold in prior years. Land sales revenues in the second quarter and first six months of 2024 decreased compared to the same periods in 2023 due to the decreased pace of development activity for previously sold parcels within the residential/planned community, primarily due to delays in obtaining city permits. The pace of development activities is dictated by a number of factors such as city permit and design approval and labor and materials availability.

Corporate expenses were 9% higher in the second quarter of 2024 and 4% higher in the first six months of 2024 compared to the same periods of 2023. Corporate expenses increased in both periods primarily due to higher environmental remediation and related costs in 2024 compared to 2023. Interest income and other increased $.8 million in the second quarter of 2024 and $1.6 million in the first six months of 2024 compared to the same periods of 2023 primarily due to higher average interest rates. Interest expense increased $4.7 million and $9.0 million in the second quarter and first six months of 2024 compared to the respective periods in 2023 primarily due to higher interest rates as a result of the Chemicals Segment’s debt refinancing in February 2024. In addition, interest expense for the first six months of 2024 includes a charge of $1.5 million ($.7 million, or $.03 per share, net of tax and noncontrolling interest) for the write-off of deferred financing costs at the Chemicals Segment.

The net loss attributable to Valhi stockholders for the second quarter and the first six months of 2023 includes a non-cash loss of $6.2 million ($3.8 million, or $.13 per share, net of income taxes and noncontrolling interest) related to the termination of our United Kingdom pension plan and a gain of $1.5 million ($1.1 million, or $.04 per share, net of income taxes and noncontrolling interest) on the sale of land not used in operations.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions, including Louisiana Pigment Company, L.P. (LPC) into Kronos’ operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);

●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Customer and competitor strategies;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of trade barriers or trade disputes;
●	The ability of our subsidiaries to pay us dividends;
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;

●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental, health and safety, sustainability or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;
●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in real estate values and construction costs in Henderson, Nevada; and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

*****

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2024	2023	2024

	(unaudited)
Net sales
Chemicals	$443.2	$500.5	$869.5	$979.3
Component products	36.6	35.9	77.8	73.9
Real estate management and development	27.3	23.3	52.5	37.1

Total net sales	$507.1	$559.7	$999.8	$1,090.3

Operating income (loss)
Chemicals	$(2.6)	$40.5	$(17.7)	$63.3
Component products	4.4	5.1	11.4	8.8
Real estate management and development	10.2	9.2	20.8	14.2

Total operating income	12.0	54.8	14.5	86.3

General corporate items:
Interest income and other	4.7	5.5	9.6	11.2
Gain on land sales	1.5	—	1.5	—
Other components of net periodic pension and OPEB expense	(7.5)	(.6)	(8.7)	(1.2)
Changes in market value of Valhi common stock held by subsidiaries	(1.1)	.1	(2.2)	.6
General expenses, net	(9.5)	(10.3)	(17.4)	(18.1)
Interest expense	(7.2)	(11.9)	(14.2)	(23.2)

Income (loss) before income taxes	(7.1)	37.6	(16.9)	55.6

Income tax expense (benefit)	(6.8)	7.9	(12.0)	12.3

Net income (loss)	(.3)	29.7	(4.9)	43.3

Noncontrolling interest in net income of subsidiaries	2.9	9.8	4.1	15.6

Net income (loss) attributable to Valhi stockholders	$(3.2)	$19.9	$(9.0)	$27.7

Amounts attributable to Valhi stockholders:
Basic and diluted net income (loss) per share	$(.11)	$.70	$(.31)	$.97

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2024 vs. 2023	2024 vs. 2023
Percentage change in TiO2 net sales:
TiO2 sales volumes	29%	28%
TiO2 product pricing	(8)	(9)
TiO2 product mix/other	(8)	(7)
Changes in currency exchange rates	—	1

Total	13%	13%